Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	AirNet Systems, Inc. Gary Qualmann (614) 409-4832	InvestQuest, Inc. Bob Lentz (614) 876-1900
AirNet Systems, Inc. Reports Improved Fourth Quarter 2006 Results
COLUMBUS, Ohio (March 30, 2007) AirNet Systems, Inc. (AMEX: ANS) today reported total net revenues of $42.8 million for the three months ended December 31, 2006 versus $42.2 million for the same period last year. The fourth quarter 2006 increase was due to higher Express Services net revenues of $1.7 million and Aviation Services net revenues of $0.4 million, which were partially offset by a $1.4 million decline in Bank Services net revenues. Passenger Charter Services are reported as discontinued operations due to the sale of the Jetride passenger charter business in September 2006.
For the fourth quarter 2006, income from continuing operations before interest and income taxes rose 55% to $3.2 million from $2.0 million the fourth quarter of the prior year. This improvement was attributable to a $0.7 million increase in total net revenues coupled with a $0.5 million decline in costs and expenses versus the fourth quarter 2005. Net income was $1.8 million, or $0.18 per diluted share, for the three months ended December 31, 2006, compared to $0.1 million, or $0.01 per diluted share, a year ago.
Total net revenues for the twelve months ended December 31, 2006 increased 3.5% to $172.8 million from $167.0 million for 2005. Express Services net revenues increased $6.9 million in 2006 compared to 2005, while Bank Services net revenues declined $1.7 million in 2006 compared to last year.
For the year 2006, loss from continuing operations before interest and income taxes was $(10.1) million compared to $(5.0) million the prior year. The loss in both periods was due to non-cash asset impairment charges. Excluding non-cash asset impairment charges, on a non-GAAP basis, income from continuing operations before interest and income taxes was $14.4 million versus $11.1 million a year ago. The net loss for 2006 was $(13.3) million, or $(1.31) per share versus the prior year net loss of $(4.2) million, or $(0.42) per share. The 2006 results include a $0.6 million gain, net of tax, within income from discontinued operations due to the sale of Jetride, Inc., a wholly owned subsidiary, in September 2006.
Bruce D. Parker, Chairman of the Board and Chief Executive Officer, stated, “We are pleased with the fourth quarter 2006 results. We are focused on continuing to serve our Bank Services customers and to work closely with them to meet their needs as they continue their transition to image products and other electronic alternatives to clearing checks. In addition, we are aggressively pursuing opportunities within the Express Services markets and look forward to leveraging the Company’s core competencies and strengths as we shape AirNet’s future.” Mr. Parker continued, “As a result of working closely with our banking customers, identifying their needs and then designing improved transportation solutions, on March 26, 2007, AirNet implemented a planned major reconfiguration of our flight network. This reconfiguration eliminated a number of flights in our air transportation network reducing our operating costs while still meeting the needs of our customers. We have correspondingly reduced our revenues while providing our customers transportation services consistent with their future requirements and, in many cases, lowering their transportation costs.”
AirNet’s Bank Services revenues are presently expected to decline by approximately $4.5 million on an annual basis, including approximately $0.5 million of fuel surcharges, as a direct result of the changes to AirNet’s air transportation network effective March 26, 2007. Reductions in AirNet’s variable operating costs resulting from the elimination of these flights are expected to substantially offset the anticipated loss in revenues.
Fourth Quarter 2006 Results
Revenues
Bank Services net revenues declined $1.4 million or approximately 5% to $27.1 million for the fourth quarter 2006 from $28.5 million for the same period last year. This year-over-year decrease was nearly equally attributable to the lower volume of bank cancelled check shipments per flying day and lower fuel surcharge revenues compared to the fourth quarter 2005. Weekday revenues per flying day, excluding fuel surcharges, declined approximately 5% versus the same period last year. Fuel surcharge revenues were $3.3 million and $4.1 million for the fourth quarter 2006 and 2005, respectively.
Express Services net revenues rose 13% to $14.9 million for the fourth quarter 2006 from $13.2 million the prior year. This increase over the fourth quarter 2005 was attributable to higher revenue per shipment before fuel surcharges due to the increase in average weight per shipment and rate increases implemented during the third quarter 2006. Fuel surcharge revenues were $1.8 million for the fourth quarter 2006 compared to $2.1 million for the same period last year.
Costs and expenses
Total costs and expenses were $39.6 million for the fourth quarter 2006 versus $40.1 million a year ago. Fourth quarter 2006 costs and expenses were favorably impacted by a decline in depreciation expense of $1.5 million from lower aircraft values due to the third quarter 2006 non-cash impairment charge, and a decline in aircraft fuel expense of $1.3 million directly related to a reduction in fuel cost and hours flown compared to 2005. Selling, general and administrative expense was $5.0 million for the fourth quarter 2006 compared to $4.7 million a year ago. Expenses related to severance costs and the hiring of a new Chief Executive Officer during the fourth quarter 2006 were offset by lower consulting and professional expenses compared to the fourth quarter 2005.
Aircraft maintenance expense increased $0.6 million to $6.0 million for the fourth quarter 2006 versus the prior year. Beginning in the fourth quarter 2006, approximately 75% of engine maintenance plan prepayments are charged to maintenance expense. Ground courier costs in the fourth quarter of 2006 rose approximately $0.6 million versus the fourth quarter 2005 due to a higher number of point-to-point surface shipments for Express Services.
Interest Expense and Total Debt Outstanding
Interest expense declined to $0.3 million for the fourth quarter 2006 from $0.7 million for the same period last year due to a significant reduction in the Company’s debt since year-end 2005.
The Company had $8.0 million of total debt outstanding at December 31, 2006, compared to $56.0 million on the same date of the previous year. AirNet reduced its outstanding debt by approximately

$48 million in 2006, of which approximately $39 million was related to the sale of Jetride’s passenger charter business.
2006 Results
Revenues
Bank Services net revenues were $112.0 million for 2006 compared to $113.7 million in 2005, a decline of $1.7 million. An increase in fuel surcharge revenues of $2.5 million and general price increases partially offset a 10% net decline in total Bank services pounds shipped per flying day that represented a 4% decline in revenues versus 2005.
Express Services net revenues increased 13% to $59.2 million for 2006 from $52.3 million the prior year. The $6.9 million increase was principally due to higher non-charter revenues, generally from increased shipment volume on commercial passenger airlines and point-to-point shipments. Fuel surcharge revenues were $8.8 million for 2006 compared to $5.5 million the prior year.
Costs and Expenses
Total costs and expenses were $182.9 million for 2006 compared to $172.0 million for 2005 and included non-cash asset impairment charges of $24.6 million and $16.1 million, respectively.
Ground courier costs increased $3.7 million to $35.2 million for 2006 as a result of higher fuel prices coupled with an increase in the number of commercial airline and point-to-point surface shipments versus 2005. Contracted air costs were $16.6 million for 2006 compared to $14.4 million the prior year due to higher payments to third-party aircraft operators related to the increased number of high cost air routes outsourced to third-party aircraft operators and related fuel surcharges compared to 2005.
Depreciation expense declined $2.4 million to $9.7 million for 2006 versus $12.1 million for 2005. This decrease was primarily attributable to the 2006 and 2005 non-cash asset impairment charges that resulted in reductions in AirNet’s aircraft values, and, to a lesser extent, a decline in flight hours. Selling, general and administrative expense was $17.9 million for 2006 versus $19.5 million for 2005, a decline of $1.6 million. The most significant factors were lower investment banker consulting expenses related to the Company’s evaluation of various strategic alternatives and a reduction in computer software development compared to the prior year.
Interest Expense
Interest expense was $1.5 million for 2006 versus $2.1 million for 2005, principally due to a substantial reduction in average principal amount of debt outstanding, which was partially offset by higher interest rates during 2006 compared to 2005.
Income Taxes
The provision for income taxes was $1.7 million for 2006 compared to an income tax benefit of $(2.4) million a year ago. The Company’s effective tax rate for 2006 and 2005 deviates from statutory federal, state and local rates primarily due to the increases in the valuation allowance for deferred tax assets of approximately $6.2 million and $0.6 million, respectively.
AirNet Systems, Inc.
AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. AirNet’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained in this news release of AirNet Systems, Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this news release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan(s)”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”) and Transportation Security Administration (“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; an acceleration in the migration of AirNet’s Bank Services customers to electronic alternatives to the physical movement of cancelled checks; AirNet’s ability to reduce its cost structure to match declining revenues and operating expenses; disruptions to the Internet or AirNet’s technology infrastructure, including those impacting AirNet’s computer systems and Web site; disruptions to operations due to adverse weather conditions, air traffic control-related constraints or aircraft accidents; potential further declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; potential changes in locally and federally mandated security requirements; the impact of intense competition on AirNet’s ability to maintain or increase its prices for Express Services (including fuel surcharges in response to rising fuel costs); increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; significant changes in the volumes of shipments transported on AirNet’s air transportation network, customer demand for AirNet’s various services or the prices it obtains for its services; any substantial indebtedness that may be incurred by AirNet; insufficient capital for future expansion; and the impact of unusual items resulting from ongoing evaluation of AirNet’s business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the disclosure included in “Item 1A — Risk Factors” of Part I and the disclosure in the section captioned “Forward-looking statements” in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part II of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AIRNET SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share data

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
NET REVENUES, NET OF EXCISE TAX
Bank services	$27,090	$28,484	$112,034	$113,748
Express services	14,919	13,244	59,187	52,346
Aviation services	752	428	1,586	865

Total net revenues	42,761	42,156	172,807	166,959

COSTS AND EXPENSES
Aircraft fuel	5,784	7,055	27,909	27,291
Aircraft maintenance	5,977	5,369	17,998	16,901
Operating wages and benefits	4,641	4,771	19,071	19,745
Contracted air costs	3,974	3,931	16,550	14,415
Ground courier	8,834	8,196	35,248	31,557
Depreciation	1,285	2,763	9,700	12,127
Insurance, rent and landing fees	2,605	2,229	8,639	8,973
Travel, training and other	1,537	1,259	5,468	5,550
Selling, general and administrative	5,016	4,695	17,939	19,493
Net (gain) loss on disposition of assets	(48)	(143)	(140)	(159)
Impairment of assets	—	—	24,560	16,073

Total costs and expenses	39,605	40,125	182,942	171,966

Income (loss) from continuing operations before interest and income taxes	3,156	2,031	(10,135)	(5,007)

Interest expense	310	730	1,532	2,107

Income (loss) from continuing operations before income taxes	2,846	1,301	(11,667)	(7,114)
Provision (benefit) for income taxes	1,079	727	1,654	(2,400)

Net income (loss) from continuing operations	1,767	574	(13,321)	(4,714)

Income from discontinued operations (including 2006 gain on sale of $610, net of tax)	12	(459)	29	468

Net income (loss)	$1,779	$115	$(13,292)	$(4,246)

Income (loss) per common share — basic and diluted:
Continuing operations	$0.18	$0.06	$(1.31)	$(0.47)
Discontinued operations	—	(0.05)	—	0.05

Net income (loss) per common share — basic and diluted	$0.18	$0.01	$(1.31)	$(0.42)

Note — Under generally accepted accounting principles (GAAP), non-cash charges for impairment of assets are required to be included in the results of operations. The Company believes that the presentation of this supplemental information, excluding the non-cash charges for impairment of assets, is useful and informative to readers in providing a more complete view of AirNet’s operating results.

Reconciliation of GAAP to Non-GAAP Information:
Income (loss) from continuing operations before interest and income taxes	$3,156	$2,031	$(10,135)	$(5,007)
Add: Non-cash charge for impairment of assets	—	—	24,560	16,073
Income from continuing operations before interest, income taxes, and impairment of assets (Non-GAAP)	$3,156	$2,031	$14,425	$11,066

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